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MIDSOUTH BANCORP, INC. AND SUBSIDIARIES                                                EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE  (Unaudited)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000


                                                   Third Quarter     Third Quarter     Year-to-Date      Year-to-Date
                                                   September 30,     September 30,     September 30,     September 30,
BASIC                                                  2001              2000              2001              2000
                                                   _____________     _____________     _____________     _____________
Earnings:
    Income applicable to common stock                  $783,127          $655,626        $1,995,390        $1,921,989
                                                   =============     =============     =============     =============
Shares:
    Weighted average number of
      common shares outstanding                       2,734,556         2,489,829         2,539,255         2,484,202
                                                   =============     =============     =============     =============

Earnings per common share:
    Income applicable to common stock                     $0.29             $0.26             $0.79             $0.77
                                                   =============     =============     =============     =============


DILUTED

Earnings:
    Net income                                         $783,127          $688,281        $2,048,141        $2,028,108
                                                   =============     =============     =============     =============

Weighted average number of
    common shares outstanding                         2,734,556         2,489,829         2,539,255         2,484,202

    Assuming exercise of options, reduced by
      the number of shares which could have
      been purchased with the proceeds from
      exercise of such options at the
      average issue price                                52,586            25,281            48,033            29,196

    Assuming conversion of preferred stock
      at a conversion rate of 1 to 2.998 shares         159,943           386,088           275,771           402,620
                                                   _____________     _____________     _____________     _____________
    Weighted average number of common
      shares outstanding, as adjusted                 2,947,085         2,901,198         2,863,059         2,916,018
                                                   =============     =============     =============     =============


Fully diluted earnings per common share                   $0.27             $0.24             $0.72             $0.70
                                                   =============     =============     =============     =============
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